Exhibit 99.1

Hecla Reports Second Quarter 2016 Results

Record sales and growing cash result in a stronger balance sheet

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 4, 2016--Hecla Mining Company (NYSE:HL) today announced second quarter 2016 financial and operating results.

SECOND QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS (compared to Q2 2015)

  Net income applicable to common shareholders of $24.0 million, or $0.06 per share.
  Sales of $171.3 million, up 64% on higher production, a record.
  Adjusted EBITDA of $77.8 million, up 164%.1
  Silver production of 4.2 million ounces, up 71%.
  Gold production of 62,965 ounces, up 41%.
  Cash and cash equivalents and short-term investments of $159 million, up $25 million over first quarter.
  Increased estimated 2016 (i) silver production to 15.75 million ounces (from 15.0 million) at a cash cost, after by-product credits, of $4.75 per ounce (from $5.00 per ounce) and (ii) exploration and pre-development expenditures by 27% to $19.0 million.2
  #4 Shaft at Lucky Friday reached its final depth, expected to be operational by year end.

“Hecla's industry-leading production growth of 71% for silver and 41% for gold is due to our organic growth acceleration strategy,” said Phillips S. Baker, Jr. “The result is the highest sales in our history and our second highest adjusted EBITDA. With current prices even higher than the second quarter and continued strong performance from Casa Berardi and San Sebastian, we expect even better results in the future.”

FINANCIAL OVERVIEW

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
FINANCIAL DATA
Sales (000)	$171,302	$104,197	$302,319	$223,289
Gross profit (000)	$58,452	$9,464	$89,274	$29,337
Income (loss) applicable to common shareholders (000)	$23,978	$(26,805)	$23,222	$(14,391)
Basic and diluted income (loss) per common share	$0.06	$(0.07)	$0.06	$(0.04)
Net income (loss) (000)	$24,116	$(26,667)	$23,498	$(14,115)
Cash provided by operating activities (000)	$67,390	$30,754	$86,138	$52,173

Net income applicable to common shareholders for the second quarter 2016 was $24.0 million, or $0.06 per share, compared to a net loss applicable to common shareholders of $26.8 million, or $0.07 per share, for the same period in 2015, the result mainly due to the following items:

  Sales were 64% higher than the second quarter 2015, mainly due to 71% increased silver production and 41% increased gold production as well as higher silver and gold prices.
  Cost of sales and other direct production costs and depreciation, depletion and amortization of $112.9 million was higher by 19% mainly due to San Sebastian being in commercial production.
  Cash cost, after by-product credits, decreased 32% per silver ounce and 28% per gold ounce from the second quarter 2015.4,5
  A $7.8 million lower provision for closed operations and environmental matters recorded in 2016, as compared to the same period in 2015.
  Income tax provision of $11.5 million for the second quarter of 2016 compared to an income tax benefit of $0.1 million for the same period in 2015 primarily due to higher net income before taxes, partially offset by a decrease in the valuation allowance on deferred tax assets in Mexico in the second quarter of 2016.

Higher production resulted in operating cash flow of $67.4 million, $36.6 million higher than the second quarter 2015.

Capital expenditures (excluding capitalized interest) at the operations totaled $42.3 million for the second quarter. Expenditures consisted of $17.2 million at Casa Berardi, $14.7 million at Greens Creek, $10.2 million at Lucky Friday, and $0.2 million at San Sebastian. The company continues to estimate 2016 capital spending will total $150 million, unchanged from previous estimates.

Metals Prices

The average realized silver price in the second quarter was $17.26 per ounce, 6% higher than the $16.32 average realized silver price in the second quarter of 2015. The average realized gold price was $1,254 per ounce, an increase of 5%, from $1,194 in the second quarter 2015. Realized lead prices of $0.79/lb were down 16%, and realized zinc prices of $0.89/lb were down 7% from the second quarter of 2015.

Base Metals Forward Sales Contracts

There is no quantity of base metals committed under financially settled forward sales contracts for forecasted future sales at June 30, 2016.

OPERATIONS OVERVIEW

Overview

The following table provides the production, cost of sales, and cash cost, after by-product credits, per silver and gold ounce summary for the second quarter and six months ended June 30, 2016 and 2015:

Second Quarter and Six Months Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
June 30, 2016		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	Q2	4,241,398	62,965	2,117,084	11,528	857,543	41,955	8,668	1,258,103	9,482
	6 Mos	8,884,102	118,653	4,575,360	27,509	1,834,627	72,333	15,673	2,458,442	18,811
Increase/(decrease) over Q2 2015	Q2	71%	41%	14%	(16)%	40%	36%	15%	N/A	N/A
	6 Mos	66%	39%	18%	(5)%	27%	28%	16%	N/A	N/A
Cost of sales and other direct production costs and depreciation, depletion and amortization	Q2	$71,667	$41,183	$43,734	N/A	$18,708	$41,183	N/A	$9,225	N/A
	6 Mos	$142,702	$70,343	$88,587	N/A	$37,212	$70,343	N/A	$16,903	N/A
Cash costs, after by-product credits, per silver or gold ounce[4,5]	Q2	$3.80	$601	$5.38	N/A	$9.94	$601	N/A	$(3.05)	N/A
	6 Mos	$3.46	$676	$4.61	N/A	$9.47	$676	N/A	$(3.15)	N/A

Second Quarter and Six Months Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
June 30, 2015		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	Q2	2,477,150	44,692	1,856,125	13,753	613,474	30,939	7,551	—	—
	6 Mos	5,355,747	85,342	3,892,091	28,992	1,450,193	56,350	13,463	—	—
Cost of sales and other direct production costs and depreciation, depletion and amortization	Q2	$57,965	$36,769	$42,815	N/A	$15,150	$36,769	N/A	N/A	N/A
	6 Mos	$126,012	$67,940	$94,522	N/A	$31,490	$67,940	N/A	N/A	N/A
Cash costs, after by-product credits, per silver or gold ounce[4,5]	Q2	$5.61	$832	$3.30	N/A	$12.58	$832	N/A	N/A	N/A
	6 Mos	$5.24	$896	$3.27	N/A	$10.55	$896	N/A	N/A	N/A

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2016 and 2015:

		Second Quarter Ended		Six Months Ended
		June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
PRODUCTION SUMMARY
Silver -	Ounces produced	4,241,398	2,477,150	8,884,102	5,355,747
	Payable ounces sold	4,141,427	1,986,407	7,937,242	4,912,942
Gold -	Ounces produced	62,965	44,692	118,653	85,342
	Payable ounces sold	64,609	40,237	110,869	80,032
Lead -	Tons produced	10,391	9,525	21,429	19,403
	Payable tons sold	9,663	7,128	18,413	15,753
Zinc -	Tons produced	18,132	17,515	35,496	33,602
	Payable tons sold	10,010	12,191	24,352	23,334

Greens Creek Mine - Alaska

Silver production of 2.1 million ounces increased 14% and gold production of 11,528 ounces decreased 16% over the prior year period. Increased silver production resulted from higher grades as well as slightly higher throughput. Gold production was impacted due to a one-time adjustment in the gravity circuit. The mill operated at an average of 2,235 tons per day (tpd) in the second quarter.

The cost of sales was $43.7 million, and the cash cost, after by-product credits, per silver ounce of $5.38 increased from $3.30 in the second quarter 2015.2 The increase was due to lower by-product credits as a result of lower reported gold production, partially offset by higher silver production.

The estimated 2016 silver production is increased to 8.3 million ounces and gold production is slightly higher at 53,000 ounces.

Lucky Friday Mine - Idaho

Silver production of 857,543 ounces was 40% higher than the second quarter of 2015 due to higher grades in the current period and ventilation repairs made in the prior year period. The mill operated at an average of 745 tpd in the second quarter.

The cost of sales was $18.7 million, and the cash cost, after by-product credits, per silver ounce of $9.94, decreased from $12.58 per ounce in the second quarter of 2015.2 This decrease was principally due to higher silver production as a result of mining higher-grade material.

The excavation of the #4 Shaft from the 4,400 level to the 8,600 level is complete and should be operational by year end. Once operational, work will begin on the lateral development necessary to provide access to higher-grade material.

The estimated 2016 silver production remains at 3.1 million ounces.

Casa Berardi - Quebec

Gold production of 41,955 ounces was 36% higher than the second quarter of 2015 due to higher gold grades. The mill operated at an average of 2,398 tpd in the second quarter.

The cost of sales was $41.2 million, and the cash cost, after by-product credits, per gold ounce of $601, decreased from $832 in the second quarter of 2015 due to higher gold production.2

The estimated 2016 gold production is increased to 145,000 ounces (surface and underground).

Development of the East Mine Crown Pillar (EMCP) pit continues, and the vein has been exposed closer to surface than expected. Processing of EMCP ore began on July 22, 2016, and the pit is expected to add 5,000 ounces of gold production in 2016.

San Sebastian - Mexico

Silver production was 1,258,103 ounces at a cost of sales of $9.2 million, or cash cost, after by-product credits, of negative $3.05 per ounce in the second full quarter of production since reopening.2 The strong cash cost, after by-product credit, performance was due to the production of 9,482 ounces of gold, which is used as a by-product credit. At quarter-end there were approximately 161,000 silver ounces in inventory, down from 320,000 ounces in the first quarter. The mill operated at an average of 411 tpd in the second quarter.

Should resource conversion be successful, the Company has an option to process ore at the Velardeña mill until the end of 2018.

The estimated 2016 silver production is increased to 4.35 million ounces and gold production to be 35,000 ounces.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration and pre-development expenses were $3.4 million and $0.5 million, respectively, decreases of about $1.2 million and $1.1 million compared to the second quarter 2015 as a result of reduced discretionary spending in exploration and pre-development expenses. Estimated full year exploration and pre-development expenses have increased by $4 million to $19 million.

The Company’s exploration efforts are focused on discovering high-grade deposits near its existing operations, particularly at San Sebastian, where the results are encouraging. As a result of consistent exploration success over the last ten years across all projects, the level of reserves have shown a remarkable resilience despite changes in commodity prices; production has been replaced and reserves have grown steadily. A summary of this activity in the quarter is provided below.

San Sebastian - Mexico

Exploration activities at San Sebastian are focused on defining extensions to the current open pits and identifying new resources that could prolong high-margin precious metals production. Shallow drilling up to 200 feet west of the Middle Vein pit cut vein extensions that graded 26.7 oz/ton silver and 0.26 oz/ton gold over 4.3 feet and 9.3 oz/ton silver and 0.12 oz/ton gold over 9.8 feet. Drill intersections of similar veins up to 125 feet east of the pit graded 2.7 oz/ton silver and 0.48 oz/ton gold over 1.8 feet. These intersections in combination with past drilling show intervals of good, near-surface mineralization in the Middle Vein beyond the current open pit and may represent an opportunity to expand the pit.

In addition, shallow drilling of the Middle Vein approximately 1,200 to 2,000 feet west from the current Middle Vein pit included an intersection of 9.7 oz/ton silver and 0.05 oz/ton gold over 7.2 feet of oxide mineralization. Deeper drilling in this area has returned some spectacular results including 65.1 oz/ton silver and 0.68 oz/ton gold over 7.8 feet and 57.7 oz/ton silver and 0.28 oz/ton gold over 6.1 feet. This mostly horizontal zone is dominantly oxide with some supergene mineralization that varies in depth from 200 to 500 feet from surface. This new area now defines over 850 feet of continuous vein mineralization that is located at potentially open pit mining or shallow underground depths.

Drilling also continues on a new target area referred to as the West Francine Vein that is about 3,000 feet west of previous mining at the Francine Vein. Drilling has defined a continuous vein with over 1,600 feet of strike length that varies in thickness from 2 to 16-feet wide and the vein is open in all directions. Recent drill holes intersected mineralized zones at a depth of 50 to 250 feet from surface and include 13.4 oz/ton silver and 0.05 oz/ton gold over 3.5 feet. Step-out drilling continues to the east and at depth where mineralization appears stronger. Most of the additional 2016 exploration spending at San Sebastian is expected to follow up on these results on the Middle and West Francine veins.

Drilling commenced in June in areas directly to the east and southeast of the East Francine pit on possible extensions of the East Francine Vein. These targets are based on results from the RAB (rotary air blast) drilling program and surface trenching from last year. Preliminary drilling has intersected quartz veins and breccias and assays are pending for these holes. Further drilling of a 6 to 12-foot wide vein/breccia zone that can be traced for 800 feet by trenching is currently planned for the third quarter.

Casa Berardi - Quebec

During the second quarter, drilling at Casa Berardi focused on targets both underground, - the 118, 121, 123 and Lower Inter zones, and on or near surface (i.e. open pitable) - the 124 and 134 zones. Up to six drills have been operating underground and two on surface.

Drilling of the upper 118 Zone from the 490 level down to the 570 level defines multiple shear zones that extend for over 1,000 feet down-plunge and include a series of continuous mineralized intervals of over 0.4 oz/ton gold with good mining widths. This zone continues to plunge to the west at depth and recent intercepts include 0.44 oz/ton gold over 26.6 feet. Drilling of the 121 Zone, which is about 400 feet west and a continuation of the high-grade 123 Zone, has returned 0.56 oz/ton gold over 8.9 feet and has been identified for over 800 feet along strike and about 700 feet up dip. Drilling of the 123 Zone from the 490 and 870 levels continue to intercept high-grade mineralization, including 0.53 oz/ton gold over 16.1 feet along eastern vein extensions. Deeper drilling shows that the stacked lenses of the 123 Zone define an almost constant down-plunge mineralization for over 3,500 vertical feet from surface and many of the lenses have strike lengths up to 600 feet. Recent drilling shows these lenses are open along strike to the east and at depth. The close proximity of these new lenses to mine infrastructure should enable near-term production.

At the west end of the mine drilling has started on the Lower Inter off the 300 and 360 levels. Drilling from the 300 level has successfully defined the up dip extension of the Lower Inter Zone, including an intersection of 0.95 oz/ton gold over 17.4 feet. Deeper drilling off the 360 level has intersected a new, broad mineralized zone just south of the Casa Berardi Fault referred to as the 104 Zone and two new mineralized lenses north of the fault. Initial drill results define a broad, 102 foot-wide zone of 0.05 oz/ton gold including 0.29 oz/ton gold over 3.3 feet and 0.16 oz/ton gold over 3.2 feet.

Surface and underground drilling of the 124 Zone below and to both the west and east of the Principal area has defined a near-surface, 15 to 60-foot thick, quartz-bearing zone with over 2,000 feet of strike length. Within this wide mineralized zone are high-grade lenses that have continuity up to 300 feet of strike length. Recent drilling of the 124 Zone included intersections of 0.70 oz/ton gold over 20.3 feet and 0.41 oz/ton gold over 24.9 feet. Further refinement of this near-surface target with drilling may outline a resource suitable for open pit mining.

Surface drilling further east of the Principal area is testing the shallow 124 and 134 zones along the Casa Berardi Fault. Drilling in this area within 500 feet of surface has defined a 150 to 300-foot thick mineralized shear zone with vein-bearing zones from 5 to 20-foot thick. Recent intersections of the 134 Zone include 0.09 oz/ton gold over 49.2 feet. Successful drilling on surface continues to define new resources and additional 2016 spending will be focused on expanding the near-surface resources that should sustain open pit mine production at Casa Berardi in the coming years.

Greens Creek - Alaska

At Greens Creek, definition drilling is refining the resources of the 9A and NWW zones for conversion to reserves. Recent definition drilling of the 9A Zone confirmed continuity of the mineralization and refined the geometry of a mostly vertical eastern limb of mineralization. Drill intersections include 20.4 oz/ton silver, 0.09 oz/ton gold, 16.2% zinc, and 5.2% lead over 17.5 feet and 15.1 oz/ton silver, 0.08 oz/ton gold, 11.2% zinc, and 4.1% lead over 15.6 feet. Drilling of the northern most targets of the NWW Zone defined mineralization of similar overall geometry of the resource model but thinner and slightly lesser extents in places. Recent drill intersections include 76.4 oz/ton silver, 0.17 oz/ton gold, 19.9% zinc, and 4.4% lead over 10.2 feet and 56.1 oz/ton silver, 0.13 oz/ton gold, 3.3% zinc, and 0.8% lead over 10.2 feet. Revised resource models for the 5250, 9A, West Wall, NWW and Deep 200 South zones are expected by the end of the year.

Exploration drilling has tested the down plunge projection of the 5250 trend of mineralization and attempted to locate the upper shear which defines the upper limit to mineralization at Greens Creek. This drilling is showing semi-continuous mineralization along the 5250 and Deep 200 South trends in the southern part of the mine that require additional drilling to refine new resources.

More complete drill assay highlights from San Sebastian, Casa Berardi, and Greens Creek can be found in Table A at the end of the release.

Other Properties

Summer fieldwork on the Opinaca-Wildcat project near Goldcorp’s Eleonore Mine in northern Quebec is underway and will include prospecting of numerous electromagnetic (EM) anomalies lying on the Opinaca property. So far, the fieldwork revealed three new mineralized zones directly east of the Eleonore Mine and two further south along the Claude structure that is directly east of the Cheechoo discovery by Sirios Resources. At the Rock Creek project in Montana, validation and check assay work includes the integration of data for revised resource models and future exploration programs.

2016 ESTIMATES

For the full year 2016, the Company increased its production estimates at Greens Creek, San Sebastian and Casa Berardi and lowered its estimate for total cash cost, after by-product credits, per silver ounce and increased its estimate for exploration expenditures. The Company currently estimates:

Mine	2016E Silver Production (Moz)[6]	Prior 2016E Silver Production (Moz)[6]	2016E Gold Production (oz)	Prior 2016E Gold Production (oz)	Cash cost, after by-product credits, per silver/gold ounce[3]	Prior cash cost, after by-product credits, per silver/gold ounce[3]
Greens Creek	8.30	8.1	53,000	52,000	$5.00/silver oz	$5.00/silver oz
Lucky Friday	3.10	3.1			$9.00/silver oz	$9.00/silver oz
San Sebastian	4.35	3.8	35,000	20,000	$1.00/silver oz	$1.00/silver oz
Casa Berardi			145,000	135,000	$700/gold oz	$700/gold oz
Total	15.75	15.0	233,000	207,000	$4.75/silver oz	$5.00/silver oz
AgEq Production[7]:	44.0	41.0
AuEq Production[7]:			576,000	540,500

2016E capital expenditures (excluding capitalized interest)	$150 million
2016E pre-development and exploration expenditures	$19 million [prior $15 million]

DIVIDENDS

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about August 31, 2016, to stockholders of record on August 23, 2016. The realized silver price was $17.26 in the second quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable October 3, 2016, to shareholders of record on September 15, 2016.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 4, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release.

(2) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. The most comparable GAAP measure is cost of sales and other direct production costs and depreciation, depletion and amortization, and is sometimes referred to as "cost of sales" in this release.

(3) The estimates of future cash cost, after by-product credits, per silver ounce or gold ounce (non-GAAP) are made applying management’s judgment and experience to forecasted metals and prices, inventory changes, performance year to date and expectations for the remainder of the year. It is not calculated from the GAAP measure of costs of sales, which is not available, and therefore providing a reconciliation to it requires an unreasonable effort.

(4) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

(5) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is treated as a by-product credit against the silver cash cost.

(6) 2016E refers to the Company's estimates for 2016.

(7) All metal equivalent production of 44 million silver oz or 576,000 gold oz includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using the following metal price assumptions: Au $1,150/oz, Ag $15/oz, Zn $0.75/lb, Pb $0.80/lb; USD/CAD assumed at 0.75, USD/MXN at $0.06.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs and cash cost, after by-product credits per ounce of silver/gold; (iii) guidance for 2016 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,150/oz, silver at $15/oz, zinc at $0.75/lb, lead at $0.80/lb and USD/CAD assumed at $0.75), USD/MXN at $0.06; (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) expectations of growth; (vi) the ability to convert resources to reserves at Greens Creek; (vii) expectations of #4 Shaft being operational by year end and total estimated cost of the project, and (viii) possible strike extensions of veins at the San Sebastian project, the ability to extend the mine life. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Form 10-K, filed on February 23, 2016 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report")and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Sales of products	$171,302	$104,197	$302,319	$223,289
Cost of sales and other direct production costs	82,953	67,567	157,273	141,532
Depreciation, depletion and amortization	29,897	27,166	55,772	52,420
	112,850	94,733	213,045	193,952
Gross profit	58,452	9,464	89,274	29,337

Other operating expenses:
General and administrative	10,359	8,296	20,573	17,016
Exploration	3,362	4,592	6,312	9,208
Pre-development	521	1,618	925	2,138
Other operating expense	622	766	1,262	1,394
Provision for closed operations and environmental matters	1,576	9,335	2,617	9,802
Acquisition costs	402	2,147	402	2,147
	16,842	26,754	32,091	41,705
Income (loss) from operations	41,610	(17,290)	57,183	(12,368)
Other income (expense):
Loss on disposition of investments	—	(166)	—	(166)
Unrealized gain (loss) on investments	1,150	(117)	439	(2,960)
Gain (loss) on derivative contracts	(6)	(887)	(6)	4,905
Interest and other income	113	35	201	73
Net foreign exchange gain (loss)	(1,885)	(1,833)	(10,088)	10,441
Interest expense, net of amount capitalized	(5,370)	(6,541)	(11,081)	(12,733)
	(5,998)	(9,509)	(20,535)	(440)
Income (loss) before income taxes	35,612	(26,799)	36,648	(12,808)
Income tax benefit (provision)	(11,496)	132	(13,150)	(1,307)
Net income (loss)	24,116	(26,667)	23,498	(14,115)
Preferred stock dividends	(138)	(138)	(276)	(276)
Income (loss) applicable to common shareholders	$23,978	$(26,805)	$23,222	$(14,391)
Basic and diluted income (loss) per common share after preferred dividends	$0.06	$(0.07)	$0.06	$(0.04)
Weighted average number of common shares outstanding - basic and diluted	383,790	371,295	381,389	370,042

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$143,613	$155,209
Short-term investments and securities	15,070	—
Accounts receivable:
Trade	25,667	13,490
Other, net	45,094	27,859
Inventories	51,406	45,542
Current deferred income taxes	18,386	17,980
Current restricted cash	3,900	—
Other current assets	7,999	9,453
Total current assets	311,135	269,533
Non-current investments	4,453	1,515
Non-current restricted cash and investments	999	999
Properties, plants, equipment and mineral interests, net	1,926,158	1,896,811
Non-current deferred income taxes	24,427	36,589
Reclamation insurance asset	—	13,695
Other non-current assets and deferred charges	3,638	2,783
Total assets	$2,270,810	$2,221,925

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$57,702	$51,277
Accrued payroll and related benefits	23,712	27,563
Accrued taxes	4,344	8,915
Current portion of capital leases	7,761	8,735
Current portion of debt	1,852	2,721
Other current liabilities	10,290	6,884
Current portion of accrued reclamation and closure costs	24,127	20,989
Total current liabilities	129,788	127,084
Capital leases	7,316	8,841
Accrued reclamation and closure costs	73,019	74,549
Long-term debt	500,354	500,199
Non-current deferred tax liability	127,413	119,623
Non-current pension liability	47,880	46,513
Other non-current liabilities	5,362	6,190
Total liabilities	891,132	882,999

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	97,207	95,219
Capital surplus	1,538,148	1,519,598
Accumulated deficit	(211,258)	(232,565)
Accumulated other comprehensive loss	(30,327)	(32,631)
Treasury stock	(14,131)	(10,734)
Total shareholders’ equity	1,379,678	1,338,926
Total liabilities and shareholders’ equity	$2,270,810	$2,221,925
Common shares outstanding	385,067	378,113

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2016	June 30, 2015
OPERATING ACTIVITIES
Net income (loss)	$23,498	$(14,115)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	56,968	52,966
Unrealized (gain)/loss on investments	(439)	3,043
Loss (gain) on disposition of properties, plants, equipment and mineral interests	(311)	190
Provision for reclamation and closure costs	2,005	10,256
Stock compensation	3,467	2,261
Deferred income taxes	10,652	(705)
Amortization of loan origination fees	926	910
Loss (gain) on derivative contracts	5,419	7,812
Foreign exchange gain	9,721	(9,672)
Other non-cash charges, net	17	25
Change in assets and liabilities:
Accounts receivable	(15,910)	2,469
Inventories	(5,802)	(3,417)
Other current and non-current assets	268	(3,904)
Accounts payable and accrued liabilities	(3,820)	(4,210)
Accrued payroll and related benefits	3,135	803
Accrued taxes	(4,591)	(1,938)
Accrued reclamation and closure costs and other non-current liabilities	935	9,399
Cash provided by operating activities	86,138	52,173

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(76,960)	(58,272)
Acquisition of Revett, net of cash acquired	—	(809)
Proceeds from sale of investments	—	—
Proceeds from disposition of properties, plants and equipment	317	153
Purchases of investments	(16,088)	(947)
Changes in restricted cash and investment balances	(3,900)	—
Maturities of investments	840	—
Net cash used in investing activities	(95,791)	(59,875)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	8,121	—
Acquisition of treasury shares	(3,384)	(941)
Dividends paid to common shareholders	(1,914)	(1,850)
Dividends paid to preferred shareholders	(276)	(276)
Credit availability and debt issuance fees paid	(83)	(123)
Repayments of debt	(1,339)	—
Repayments of capital leases	(4,356)	(4,940)
Net cash used in financing activities	(3,231)	(8,130)
Effect of exchange rates on cash	1,288	(2,259)
Net decrease in cash and cash equivalents	(11,596)	(18,091)
Cash and cash equivalents at beginning of period	155,209	209,665
Cash and cash equivalents at end of period	$143,613	$191,574

HECLA MINING COMPANY
Metal Prices

		Three Months Ended		Six Months Ended
		June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$16.78	$16.41	$15.81	$16.56
	Realized price per ounce	$17.26	$16.32	$16.15	$16.83
Gold -	London PM Fix ($/oz)	$1,259	$1,193	$1,220	$1,206
	Realized price per ounce	$1,254	$1,194	$1,226	$1,208
Lead -	LME Cash ($/pound)	$0.78	$0.88	$0.79	$0.85
	Realized price per pound	$0.79	$0.94	$0.79	$0.89
Zinc -	LME Cash ($/pound)	$0.87	$1.00	$0.82	$0.97
	Realized price per pound	$0.89	$0.96	$0.83	$0.95

Production Data

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
GREENS CREEK UNIT
Tons of ore milled	203,388	199,694	408,356	395,163
Mining cost per ton	$71.01	$73.60	$68.98	$73.64
Milling cost per ton	$30.67	$30.31	$30.83	$29.53
Ore grade milled - Silver (oz./ton)	13.25	12.33	14.22	13.05
Ore grade milled - Gold (oz./ton)	0.088	0.106	0.098	0.112
Ore grade milled - Lead (%)	3.20	3.36	3.12	3.31
Ore grade milled - Zinc (%)	8.70	8.93	8.42	8.64
Silver produced (oz.)	2,117,084	1,856,125	4,575,360	3,892,091
Gold produced (oz.)	11,528	13,753	27,509	28,992
Lead produced (tons)	5,346	5,393	10,433	10,323
Zinc produced (tons)	15,575	15,462	30,186	29,382
Total cash cost, net of by-product credits, per silver ounce (1)	$5.38	$3.30	$4.61	$3.27
Capital additions (in thousands)	$14,661	$12,056	$21,037	$18,400
LUCKY FRIDAY UNIT
Tons of ore processed	67,829	72,059	141,850	146,304
Mining cost per ton	$100.77	$99.14	$99.34	$91.80
Milling cost per ton	$24.97	$20.53	$24.13	$20.40
Ore grade milled - Silver (oz./ton)	13.09	8.98	13.39	10.38
Ore grade milled - Lead (%)	7.76	6.10	8.07	6.56
Ore grade milled - Zinc (%)	4.02	3.10	4.00	3.14
Silver produced (oz.)	857,543	613,474	1,834,627	1,450,193
Lead produced (tons)	5,045	4,132	10,996	9,080
Zinc produced (tons)	2,557	2,053	5,310	4,220
Total cash cost, net of by-product credits, per silver ounce (1)	$9.94	$12.58	$9.47	10.55
Capital additions (in thousands)	$10,227	$11,352	$22,493	$25,060

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
CASA BERARDI UNIT
Tons of ore processed	218.226	219,002	435,188	407,097
Mining cost per ton	$91.56	$95.88	$89.55	$100.33
Milling cost per ton	$19.82	$18.95	$19.36	$20.33
Ore grade milled - Gold (oz./ton)	0.217	0.165	0.19	0.16
Ore grade milled - Silver (oz./ton)	0.04	0.04	0.04	0.04
Gold produced (oz.)	41,955	30,939	72,333	56,350
Total cash cost, net of by-product credits, per gold ounce (1)	$601	$832	$676	$896
Capital additions (in thousands)	$17,171	$8,601	$32,782	$16,198
SAN SEBASTIAN
Tons of ore processed	37,400	—	68,558	—
Mining cost per ton	$91.89	$—	$97.27	$—
Milling cost per ton	$69.35	$—	$69.48	$—
Ore grade milled - Silver (oz./ton)	35.83	—	38.3	—
Ore grade milled - Gold (oz./ton)	0.269	—	0.294	—
Silver produced (oz.)	1,258,103	—	2,458,442	—
Gold produced (oz.)	9,482	—	18,811	—
Total cash cost, net of by-product credits, per silver ounce (1)	$(3.05)	$—	$(3.15)	$—
Capital additions (in thousands)	$203	$—	$693	$—

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Generally Accepted Accounting Principles (GAAP) measure to Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek, Lucky Friday, and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

In thousands (except per ounce amounts)	Total, Greens Creek, Lucky Friday and San Sebastian
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
By-product value, all silver properties:
Zinc	$22,618	$25,224	$41,435	$46,914
Gold	23,794	13,487	51,250	28,995
Lead	14,165	14,472	29,222	28,365
Total by-product credits	$60,577	$53,183	$121,907	$104,274

By-product credits per silver ounce, all silver properties
Zinc	$5.34	$10.22	$4.67	$8.78
Gold	5.62	5.46	5.78	5.43
Lead	3.35	5.86	3.30	5.31
Total by-product credits	$14.31	$21.54	$13.75	$19.52

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

In thousands (except per ounce amounts)	Casa Berardi Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Silver by-product value	$144	$123	$247	$220
Silver by-product credits per gold ounce	$3.41	$3.96	$3.41	$3.90

The following tables calculates cash cost, before by-product credits, per Silver ounce and cash cost, after by-product credits, per Silver ounce (in thousands, except ounce and per ounce amounts):

In thousands (except per ounce amounts)	Total, Greens Creek, Lucky Friday and San Sebastian
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$71,667	$57,965	$142,702	$126,012
Depreciation, depletion and amortization	(16,300)	(16,451)	(33,674)	(33,063)
Treatment costs	20,527	19,305	41,912	39,226
Change in product inventory	2,122	6,119	4,081	401
Reclamation and other costs	(1,369)	96	(2,395)	(296)
Cash Cost, Before By-product Credits (1)	76,647	67,034	152,626	132,280
By-product credits	(60,577)	(53,183)	(121,907)	(104,273)
Cash Cost, After By-product Credits	$16,070	$13,851	$30,719	$28,007
Divided by silver ounces produced	4,233	2,469	8,868	5,342
Cash Cost, Before By-product Credits, per Silver Ounce	$18.11	$27.15	$17.21	$24.76
By-product credits per Silver Ounce	$(14.31)	$(21.54)	$(13.75)	$(19.52)
Cash Cost, After By-product Credits, per Silver Ounce	$3.80	$5.61	$3.46	$5.24

In thousands (except per ounce amounts)	Greens Creek Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$43,734	$42,815	$88,587	$94,522
Depreciation, depletion and amortization	(12,413)	(13,775)	(26,014)	(27,521)
Treatment costs	15,317	15,639	30,955	30,872
Change in product inventory	2,684	4,775	4,324	(919)
Reclamation and other costs	(169)	86	(566)	(301)
Cash Cost, Before by-Product Credits (1)	49,153	49,540	97,286	96,653
By-product credits	(37,773)	(43,409)	(76,181)	(83,940)
Cash Cost, After By-product Credits	$11,380	$6,131	$21,105	$12,713
Divided by silver ounces produced	2,117	1,856	4,575	3,892
Cash Cost, Before By-product Credits, per Silver Ounce	$23.22	$26.69	$21.26	$24.84
By-product credits per Silver Ounce	$(17.84)	$(23.39)	$(16.65)	$(21.57)
Cash Cost, After By-product Credits, per Silver Ounce	$5.38	$3.30	$4.61	$3.27

In thousands (except per ounce amounts)	Lucky Friday Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$18,708	$15,150	$37,212	$31,490
Depreciation, depletion and amortization	(2,825)	(2,676)	(5,829)	(5,542)
Treatment costs	4,778	3,666	10,112	8,354
Change in product inventory	(1,035)	1,344	(1,056)	1,320
Reclamation and other costs	(221)	10	(386)	5
Cash Cost, Before By-product Credits (1)	19,405	17,494	40,053	35,627
By-product credits	(10,880)	(9,774)	(22,686)	(20,333)
Cash Cost, After By-product Credits	$8,525	$7,720	$17,367	$15,294
Divided by silver ounces produced	858	613	1,835	1,450
Cash Cost, Before By-product Credits, per Silver Ounce	$22.63	$28.51	$21.84	$24.57
By-product credits per silver ounce	$(12.69)	$(15.93)	$(12.37)	$(14.02)
Cash Cost, After By-product Credits, per Silver Ounce	$9.94	$12.58	$9.47	$10.55

In thousands (except per ounce amounts)	San Sebastian Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$9,225	$—	$16,903	$—
Depreciation, depletion and amortization	(1,062)	—	(1,831)	—
Treatment costs	432	—	845	—
Change in product inventory	473	—	813	—
Reclamation and other costs	(979)	—	(1,443)	—
Cash Cost, Before By-product Credits (1)	8,089	$—	15,287	$—
By-product credits	(11,924)	—	(23,040)	—
Cash Cost, After By-product Credits	$(3,835)	—	$(7,753)	—
Divided by silver ounces produced	1,258	—	2,458	—
Cash Cost, Before By-product Credits, per Silver Ounce	$6.43	$—	$6.22	$—
By-product credits per silver ounce	$(9.48)	$—	$(9.37)	$—
Cash Cost, After By-product Credits, per Silver Ounce	$(3.05)	$—	$(3.15)	$—

The following table calculates cash cost, before by-product credits, per gold ounce and cash cost, after by-product credits, per Gold ounce (in thousands, except ounce and per ounce amounts):

In thousands (except per ounce amounts)	Casa Berardi Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$41,183	$36,769	$70,343	$67,940
Depreciation, depletion and amortization	(13,597)	(10,714)	(22,098)	(19,357)
Treatment costs	238	144	409	297
Change in product inventory	(2,366)	(206)	752	2,066
Reclamation and other costs	(116)	(117)	(228)	(235)
Cash Cost, Before By-product Credits (1)	25,342	25,876	49,178	50,711
By-product credits	(144)	(123)	(247)	(220)
Cash Cost, After by-product credits	$25,198	$25,753	$48,931	$50,491
Divided by gold ounces produced	41,955	30,939	72,333	56,350
Cash Cost, Before By-product Credits, per Gold Ounce	$604.01	$836.36	$679.38	$899.93
By-product credits per gold ounce	$(3.41)	$(3.96)	$(3.41)	$(3.90)
Cash Cost, After By-product Credits, per Gold Ounce	$600.60	$832.40	$675.97	$896.03

In thousands	Total, All Locations
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$112,851	$94,733	$213,045	$193,952
Depreciation, depletion and amortization	(29,897)	(27,166)	(55,772)	(52,420)
Treatment costs	20,765	19,449	42,321	39,523
By-product credits	(60,721)	(53,306)	(122,154)	(104,493)
Change in product inventory	(244)	5,913	4,833	2,467
Reclamation and other costs	(1,486)	(19)	(2,623)	(531)
Cash Cost, After By-product Credits	$41,268	$39,604	$79,650	$78,498

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

Reconciliation of Net Loss Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss) applicable to common shareholders (GAAP)	$23,978	$(26,805)	$23,222	$(14,391)
Adjusting items:
Losses (gains) on derivatives contracts	6	887	6	(4,905)
Provisional price (gains) losses	(1,011)	601	(1,517)	(1,524)
Environmental accruals	662	8,700	662	8,700
Foreign exchange loss (gain)	1,885	1,833	10,088	(10,441)
Acquisition costs	402	2,147	402	2,147
Income tax effect of above adjustments	(24)	(4,934)	179	(1,767)
Adjusted net income (loss) applicable to common shareholders	$25,898	$(17,571)	$33,042	$(22,181)
Weighted average shares - basic	383,790	371,295	381,389	370,042
Weighted average shares - diluted	387,512	371,295	384,685	370,042
Basic adjusted net income (loss) per common share	$0.07	$(0.05)	$0.09	$(0.06)
Diluted adjusted net income (loss) per common share	$0.07	$(0.05)	$0.09	$(0.06)

Reconciliation of Net Loss (GAAP) to Adjusted EBITDA

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses . Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net loss to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income (loss)	$24,116	$(26,667)	$23,498	$(14,115)
Plus: Interest expense, net of amount capitalized	5,370	6,541	11,081	12,733
Plus/(Less): Income taxes	11,496	(132)	13,150	1,307
Plus: Depreciation, depletion and amortization	29,897	27,166	55,772	52,420
Plus: Exploration expense	3,362	4,592	6,312	9,208
Plus: Pre-development expense	521	1,618	925	2,138
Foreign exchange loss (gain)	1,885	1,833	10,088	(10,441)
Plus: Acquisition costs	402	2,147	402	2,147
Plus: Stock-based compensation	2,042	1,201	3,214	2,261
Plus/(Less): Losses (gains) on derivative contracts	6	887	6	(4,905)
Plus: Provisional price (gain) loss	(1,011)	601	(1,517)	(1,524)
Plus: Provision for closed operations and environmental matters	1,006	9,478	2,005	10,256
Other	(1,263)	248	(640)	3,053
Adjusted EBITDA	$77,829	$29,513	$124,296	$64,538

Table A - Assay Results - Q2 2016
San Sebastian (Mexico)

Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
West Francine Vein	SS-1040	337.80	342.30	4.5	3.5	0.05	13.37
West Francine Vein	SS-1049	411.6	418.0	6.4	4.9	0.11	0.31
Middle Vein	SS-1054	58.5	60.8	2.3	2.2	0.02	7.54
Middle Vein	SS-1062	159.0	167.1	8.1	7.2	0.05	9.74
Middle Vein	SS-1064	128.0	133.5	5.6	5.5	0.19	2.96
Middle Vein	SS-1071	114.6	115.4	0.8	1.8	0.48	2.65
Middle Vein	SS-1077	58.1	62.2	4.1	4.1	0.22	2.70
Middle Vein	SS-1085	46.1	55.9	9.8	9.8	0.12	9.33
Middle Vein	SS-1088	35.5	39.8	4.3	4.3	0.26	26.69
Middle Vein	SS-1091	60.7	62.8	2.1	2.1	0.02	3.62
Middle Vein	SS-1103	459.70	468.2	8.5	7.8	0.68	65.05
Middle Vein	SS-1114	441.79	448.4	6.6	6.1	0.28	57.70

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
118-06	CBP-0530-314	12281 E	16/-37	262.5	288.7	20.3	0.29	-1934.5
118-06	CBP-0530-313	12221 E	324/-24	221.5	252.0	26.6	0.44	-1863.0
118-63	CBP-0530-320	12350 E	154/28	421.9	426.5	3.9	0.20	-1590.7
Lower-Inter Upper (118-64)	CBP-0530-319	12339 E	154/15	226.4	249.3	21.3	0.16	-1652.2
121	CBP-0790-114	12145 E	141/3	54.1	101.7	20.0	0.23	-2522.9
121	CBP-0790-115	12139 E	141/36	36.7	80.1	39.0	0.22	-2489.6
121	CBP-0790-117	12154 E	141/-19	126.0	147.6	21.7	0.24	-2572.1
121	CBP-0790-116	12132 E	143/75	37.1	45.9	8.9	0.56	-2478.6
121	CBP-0790-118	12129 E	141/90	43.0	65.6	22.6	0.23	-2460.5
123-02	CBP-0870-053	12330 E	172/-1	226.0	232.6	6.6	0.27	-2850.8
123-03	CBP-0870-054	12324 E	172/9	110.2	123.7	12.8	0.21	-2829.4
123-03	CBP-0870-055	12269 E	198/-25	54.1	74.5	18.0	0.19	-2878.4
123-04	CBP-0870-054	12327 E	172/9	228.0	244.4	16.1	0.53	-2808.3
123-04	CBP-0870-052	12329 E	172/-12	249.3	258.5	8.9	0.92	-2894.2
123-05	CBP-0490-014	12494 E	180/-6	183.1	217.5	30.5	0.22	-1619.6
123-05	CBP-0490-015	12495 E	180/8	167.3	199.1	29.2	0.17	-1574.3
123-05	CBP-0490-012	12480 E	180/2	149.3	200.1	50.2	0.31	-1591.9
123-05	CBP-0490-011	12481 E	180/-11	169.6	191.9	22.3	0.22	-1632.5
123-05	CBP-0490-013	12481 E	180/18	146.0	184.4	37.1	0.25	-1549.5
123-05	CBP-0490-041	12480 E	181/33	144.4	190.3	42.3	0.24	-1507.2
124-13	CBP-0210-019	12649 E	204/12	383.9	404.2	15.1	0.97	-572.2
124-13	CBP-0210-020	12678 E	189/6	364.2	384.5	20.3	0.70	-608.7
124-22	CBP-0530-318	12352 E	154/40	527.6	553.1	24.9	0.41	-1391.1
124-22	CBP-0250-085	12466 E	23/5	120.7	125.3	4.3	1.02	-800.4
124-22	CBP-0250-086	12468 E	24/51	190.0	194.2	3.0	1.03	-663.1
124-30	CBP-0290-281	12779 E	168/-7	225.4	231.0	5.2	0.49	-947.7
124-30	CBP-0290-295	12734 E	180/-21	380.6	394.7	13.5	0.20	-1061.0
124-30	CBP-0290-283	12717 E	180/-17	311.7	329.7	17.4	0.21	-1005.6
124-85	CBP-0330-028	12515 E	134/-38	262.8	274.3	7.9	0.31	-1198.6
104	CBW-1086	10380 E	325/-75	1031.8	1133.9	102.0	0.05	-2831.4
104	CBW-1085	10381 E	325/-64	766.7	805.0	33.5	0.04	-1870.1
LOWER INTER	CBW-0300-042	10737 E	0/-37	564.3	574.1	9.8	0.94	-1313.1
LOWER INTER	CBW-0300-039	10775 E	358/-45	564.6	587.9	21.7	1.27	-1383.0
LOWER INTER	CBW-0300-044	10751 E	360/-38	565.0	587.3	17.4	0.95	-1349.2
LOWER INTER	CBW-1085	10381 E	325/-64	629.9	639.8	9.5	0.10	-1731.6
134 (Surface)	CBS-16-676	10069 E	360/-50	311.7	354.3	31.5	0.06	26996.2
134 (Surface)	CBS-16-674	10112 E	360/-46	137.8	189.0	45.3	0.03	27146.0
134 (Surface)	CBS-16-671	10136 E	360/-54	626.3	651.6	22.1	0.18	27518.1
134 (Surface)	CBS-16-676	10053 E	360/-50	221.1	284.4	49.2	0.09	26996.6
134 (Surface)	CBS-16-675	10097 E	360/-48	433.1	471.1	36.1	0.02	27146.0
134 (Surface)	CBS-16-675	10109 E	360/-48	473.8	541.3	49.2	0.04	27145.9
134 (Surface)	CBS-16-671	10120 E	360/-54	538.1	595.5	47.6	0.05	27516.1

Greens Creek (Alaska)

Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
9A Exploration	GC4267	063/32	432.20	479.00	17.5	20.43	0.09	16.24	5.21	185
			482.50	488.00	2.1	14.09	0.06	13.57	5.90	198
	GC4273	081/29	501.00	508.00	2.5	17.79	0.01	13.24	4.38	183
			513.00	516.00	1.7	12.39	0.02	22.64	9.20	189
			519.00	525.50	2.4	24.08	0.02	37.77	10.00	192
			535.70	540.00	1.1	11.01	0.01	8.96	3.68	201
			559.00	563.70	3.4	16.10	0.01	6.24	2.28	213
9A Definition	GC4297	071/27	462.00	465.50	2.0	15.68	0.04	7.76	2.71	154
	GC4302	071/32	455.20	459.00	3.3	10.54	0.05	18.01	3.76	183
	GC4305	071/37	511.50	531.70	15.6	15.14	0.08	11.04	4.11	253
	GC4317	063/26	374.50	383.50	7.9	10.60	0.03	13.22	7.21	109
			409.20	418.00	8.2	16.12	0.03	10.61	3.06	124
	GC4320	063/18	420.00	425.00	4.3	12.96	0.00	3.01	1.55	71
	GC4323	063/24	338.80	346.50	2.5	16.80	0.02	12.99	6.91	78
			371.10	376.80	2.5	15.46	0.03	4.86	2.19	90
East Definition	GC4323	063/24	788.20	818.20	7.5	35.20	0.41	7.77	2.82	243
			828.20	830.30	1.0	136.91	0.14	13.29	4.30	255
	GC4328	063/18	806.60	813.00	2.6	12.13	0.05	8.42	2.42	195
			818.00	823.00	1.6	13.86	0.01	5.57	0.76	200
D200S Definition	GC4269	063/-86	610.50	612.50	1.7	12.89	0.22	0.56	0.23	-1893
			618.00	628.00	8.3	21.06	0.18	1.84	0.89	-1900
			733.90	748.30	5.9	29.99	0.90	12.03	6.04	-2012
	GC4271	063/-77	339.50	344.00	4.0	10.70	0.08	0.55	0.30	-1607
	GC4272	063/-69	430.80	433.70	2.9	12.81	0.09	1.23	0.64	-1680
			575.50	587.00	8.9	20.17	0.04	3.03	1.54	-1821
	GC4279	243/-84	253.90	256.10	2.2	18.41	0.05	1.54	0.89	-1527
	GC4286	243/-51	200.90	203.90	3.0	38.40	0.05	3.31	1.73	-1431
			324.00	337.60	10.1	23.66	0.03	2.76	1.29	-1528
	GC4303	063/-71	378.30	393.30	7.9	20.61	0.02	1.22	0.53	-1636
			402.30	405.80	3.2	21.98	0.01	2.55	1.28	-1654
	GC4306	063/-63	470.00	472.30	2.3	15.47	0.03	9.78	6.30	-1693
	GC4311	243/-46	205.60	208.20	2.5	27.05	0.04	0.49	0.30	-1422
	GC4316	243/-69	264.80	269.00	4.0	35.59	0.06	0.60	0.28	-1523
LNWW Definition	GC4280	063/-62	518.80	521.80	3.0	20.72	0.20	3.61	0.73	-635
	GC4281	063/-32	502.00	508.60	6.5	8.23	0.14	9.59	3.21	-448
	GC4285	063/-34	586.00	592.50	6.3	4.92	0.05	17.63	2.45	-527
	GC4287	063/-50	574.20	577.10	2.8	6.23	0.02	18.82	3.37	-622
	GC4304	063/-32	622.80	639.70	16.8	5.69	0.10	24.01	5.20	-554
	GC4321	063/-50	343.00	347.20	4.1	5.75	0.04	12.61	4.58	-429
			352.30	361.00	8.5	8.68	0.04	4.85	2.23	-438
	GC4322	063/-72	465.70	469.80	3.9	5.76	0.04	14.95	2.51	-608
	GC4324	063/-40	381.80	384.10	2.3	21.41	0.06	4.52	2.43	-416
			388.60	390.60	2.0	10.09	0.26	4.01	2.01	-421
	GC4326	040/-64	346.00	356.70	10.2	76.40	0.17	19.90	4.38	-465
	GC4327	021/-74	332.00	346.60	14.5	56.07	0.13	3.29	0.81	-469

CONTACT:
Hecla Mining Company
Vice President – Investor Relations
Mike Westerlund, 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
http://www.hecla-mining.com